EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:

Dr. Joseph Rubinfeld, Chairman and Chief Executive Officer, SuperGen Inc.,

800-353-1075, ext. 233

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc.,

800-353-1075, ext. 111

SuperGen closes private placement

of $21.25 million of convertible debt

DUBLIN, Calif., Feb. 27, 2003 — SuperGen, Inc. (NASDAQ: SUPG) today announced that it has completed a private placement of $21.25 million of senior exchangeable convertible notes and related warrants to a select group of institutional investors.  Rodman & Renshaw, Inc. acted as an exclusive placement agent for SuperGen.

The notes have a final maturity date of August 26th, 2004 and bear interest at a rate of 4 percent per annum.  Interest is payable at SuperGen’s option in cash or, subject to certain conditions, in shares of SuperGen common stock.

The notes are convertible at the investors’ option at any time into SuperGen common stock at a fixed conversion price of $4.25, approximately a 22 percent premium to the average of the closing prices of SuperGen common stock for the 10 trading days prior to the closing. The notes also are exchangeable at the investors’ option at any time into a maximum of 2,634,211 shares of common stock of AVI BioPharma Inc. currently owned by SuperGen at a fixed exchange price of $5.00, approximately a 40 percent premium to the average of the closing prices of AVI BioPharma common stock for the 10 trading days prior to the closing.

“This transaction significantly fortifies our balance sheet which, in turn, will strengthen our hand in corporate alliance discussions. The terms of the deal, which we are very comfortable with, not only exhibit a very creative way of raising capital, but demonstrates investor confidence in our future,” said Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen. “Looking ahead, we believe that we now have sufficient cash on-hand to carry us through the anticipated launch of our oral anticancer drug Orathecin™ as a treatment for pancreatic cancer.”

The principal amount of the notes will generally be repaid by SuperGen in four quarterly installments commencing on  nine month anniversary of closing.  SuperGen, at its option, may meet its payment obligations in any combination of cash, shares of SuperGen common stock or the above-described shares of AVI BioPharma common stock (with a minimum of 35 percent of each installment payable in the shares of AVI BioPharma common stock), provided certain conditions are met.

more…

Also, as part of the private placement, the investors received warrants with a term of five years to purchase 1,997,500 shares of SuperGen common stock at an exercise price of $5.00 per share.

Please see SuperGen’s Current Report on Form 8-K filed today with the Securities and Exchange Commission, which has the documentation for the transaction attached as exhibits.

SuperGen has agreed to register the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants for resale under the Securities Act of 1933.

Neither the notes nor the warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. The company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statement regarding our future financial performance, capital needs and corporate alliance. The actual performance of the Company could differ materially from that projected in the forward-looking statements, as a result of known and unknown risk factors and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to clinical trial results and obtaining regulatory approval of our products, and risks and uncertainties associated with our business and the trading price of our common stock underlying the notes and warrants. For other factors that may impact the Company’s performance, please see the risk factors detailed in our most recent Registration Statement on Form S-3 (File No. 333-100707) filed on October 24, 2002, as amended.

#   #   #